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Exhibit 10.1

2009 Annual Incentive Program

        For 2009, the Company established an annual incentive program (the "2009 Annual Incentive Program") covering all non-union employees. This Program replaced all prior annual cash incentive programs for non-union employees.

        The 2009 Annual Incentive Program provides employee with a target opportunity based on the competitive level of target opportunity of employees in similar jobs at market reference companies that is payable in cash if certain company financial performance, division financial performance, and individual performance targets during 2009 are attained. Depending on the level of attainment, payment of the target opportunity may be from 0% to 150%. Payments are to be made in cash during the first two quarters following the year.

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  Exhibit 10.1